EXHIBIT 99.1

Alan May	PO Box 100
Membership Coordinator	Wentworth,
February 2008	SD 57075
amay@dakotaethanol.com
605-483-2679
Office hrs 8:00 am to 5:00 pm
Receiving/Shipping hours	1-605-483-2676 [corn]
7:30 am to 4:30 pm [M-F]	1-888-539-2676 [corn]
Monday—Friday	www.dakotaethanol.com

Federal and State Income Tax Statements

LACP is planning to mail the federal K-1’s mid-February as we have in the past.  The taxable income is less than it was in 2006. The small ethanol producer tax credit and the domestic production tax deduction will pass through in the same amounts as 2006.

In 2007 Dakota Ethanol purchased an ownership interest in our ethanol marketer, Renewable Products Marketing Group [RPMG]. Due to this ownership interest, state income tax liabilities have occurred in several of the states they do business in. The state tax liabilities are being passed through to LACP and it’s members. LACP is addressing the 2007 state income tax in a way to minimize the burden to the members and we apologize for any inconvenience you may incur.  LACP will prepare the state schedules and remit tax withholdings to the appropriate states on the investor’s behalf, when necessary.  We will provide you with information about the earnings and withholdings for the various states so you can determine whether you need to file in the various states.  Information about the state taxes will accompany the federal tax statements.

The organizational structure of RPMG has been changed to minimize future state tax issues.  In future years Minnesota tax statements will be sent out to the LACP members as RPMG is a Minnesota based entity.

Vacancies on Board of Managers

The Nominating Committee of Lake Area Corn Processors, LLC will begin the nomination process to fill the three [3] open seats on the Board of Managers (the “Board”) for the expiration of three terms that expire the day of the 2008 annual meeting. Incumbent Board of Managers whose terms are expiring are Brian Woldt, Dale Thompson, and Todd Brown.

If you have an interest in serving as a board member, or if you know someone who might be interested, please contact Alan May, Membership Coordinator, for details. The deadline for submitting potential nominations and returning the application package is April 1, 2008.

LACP Capital Units

Recent trading activity has been in a range of $2.80—$2.90 per capital unit. For current information on trading or an evaluation of your investment, please go to www.dakotaethanol.com and click on the LACP section to follow the link to www.agstocktrade.com. Click on “Lake Area Corn Processors, LLC” as the preferred company for current trading information. Contact us at 605-483-2676 or toll free at 1-888-539-2676 [SD only] for more information.

“This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our SEC filings.”

Ethanol & South Dakota

•             The United States imports about 12.5 million barrels of oil a day. At $100 a barrel, that is roughly $1.25 billion a day we send overseas.

•             According to the Washington Post, the rise of oil from $80 to $100 a barrel is having the same impact on the economy of a $150 billion tax hike.

•             According to an economic impact study conducted by Stuefen Research, LLC in 2005, ethanol has created $1.1 billion dollars of increased economic activity in South Dakota.

•             Over 6,000 full or part-time jobs have been attributed to ethanol production in South Dakota.

•             For every $1 million of ethanol produced in South Dakota an additional $446,000 worth of goods and services were purchased.

•             The supply of corn to the retail food industry has not changed as ethanol production has increased.

•             Only 19 cents of every dollar can be attributed to the actual cost of grain in food production; the other 81 cents factor in labor, transportation, packaging, and energy.

•             Cereal uses less than 2% of the U.S. corn supply.

*Sources:

1.  “The Economic Impact of Ethanol Production Plants in South Dakota” by Randall M. Stuefen of Stuefen Research, LLC Vermillion, S.D. Based on 2004 plant production.

2.  “Kernels of Truth” South Dakota Corn Growers, www.SDCorn.org

3.  American Coalition for Ethanol, www.ethanol.org

Plant Update by General Manager and CEO Scott Mundt

We finished 2007 with 48.8 million gallons of ethanol production, this compares to our four year average of 47.9 million gallons per year. Plant downtime was managed to a record low of 4.4 days in 2007 compared to our four year average of 11.7 days. The reduction in downtime was a major contributor to the increased production of almost 1 million gallons of ethanol in 2007. In addition to reduced downtime there has been a focused effort on reducing maintenance costs, results for 2007 included a reduction in maintenance costs of nearly $1.1 million dollars compared to 2006.

We anticipate volatile market conditions to continue in 2008. We expect increased input costs led by corn and variable ethanol prices driven by significant new production capacity coming on line in 2008. We will continue to focus on increasing plant efficiency, maintaining environmental compliance, and a continuous emphasis on safety.